Exhibit 10.5

EXECUTION DRAFT

BACK-UP SERVICING AGREEMENT

by and among

HPSC BRAVO FUNDING, LLC,
as Seller,

HPSC, INC.,
as Servicer,

TRIPLE-A ONE FUNDING CORPORATION,
as a Purchaser,

MERRILL LYNCH COMMERCIAL FINANCE CORP.,
as a Purchaser,

MBIA INSURANCE CORPORATION,
as the Collateral Agent,

and

BNY ASSET SOLUTIONS LLC,
as Back-Up Servicer

Dated as of September 16, 2003

i

This BACK-UP SERVICING AGREEMENT, dated as of September 16, 2003 (this “Agreement”) is made by and among HPSC, Inc., a Delaware corporation, as servicer (the “Servicer”), HPSC Bravo Funding, LLC, a Delaware limited liability company, as seller (the “Seller”), Triple-A One Funding Corporation, as Purchaser (“Triple-A”), Merrill Lynch Commercial Finance Corp., as Purchaser and as a Managing Agent (“Merrill” and together with Triple-A, the “Purchasers”), MBIA Insurance Corporation, as a Managing Agent and as the Collateral Agent (“Collateral Agent”) and BNY Asset Solutions LLC, a Delaware limited liability company, as back-up servicer (the “Back-up Servicer”).

WITNESSETH:

WHEREAS, the parties hereto, together with Capital Markets Assurance Corporation, have entered into a Third Amended and Restated Lease Receivables Purchase Agreement (“LRPA”), dated as of June 19, 2003, pursuant to which the Seller from time to time sells Receivables and certain related property to the Purchasers; and

WHEREAS, the Seller, Servicer, Back-up Servicer, Triple-A, Capital Markets Assurance Corporation (as Administrative Agent and Collateral Agent) and ING Capital LLC (“ING”) have entered into a certain Receivables Interest Purchase Agreement, dated as of August 5, 2002 (the “ING Purchase Agreement”) pursuant to which Triple-A from time to time sells an interest in the Purchased Receivables to ING; and

WHEREAS, it is contemplated that following such sales the Servicer will service the Purchased Receivables and other Purchased Assets pursuant to the LRPA, the Sale Agreement, the ING Purchase Agreement and this Agreement for the benefit of the Purchasers and ING; and

WHEREAS, the parties desire that the Back-up Servicer perform certain duties and discharge certain obligations prior to becoming a successor Servicer under the LRPA;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                  Definitions.  Capitalized terms used and not defined herein shall have the meanings specified in Appendix A to the LRPA.

Section 1.02                  Interpretive.  For purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires:

(a)                    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)                   accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect on the date hereof;

(c)                    references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)                   a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)                    the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)                      the term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01                  Representations and Warranties of the Back-up Servicer.  The Back-up Servicer hereby makes the following representations and warranties on which the Seller, Servicer, the Purchasers and the Collateral Agent shall be entitled to rely:

(a)                    The Back-up Servicer is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)                   The Back-up Servicer has full power, authority and legal right to execute, deliver, and perform this Agreement, and has taken all necessary action to authorize the execution, delivery, and performance by it of this Agreement.

(c)                    The execution, delivery and performance by the Back-up Servicer of this Agreement and any other documents and transactions in connection herewith to which the Back-up Servicer is party do not and will not (i) violate any of the provisions of the organizational documents of the Back-up Servicer, (ii) violate any provision of any law, governmental rule or regulation currently in effect applicable to the Back-up Servicer or its properties or by which the Back-up Servicer or its properties may be bound or affected, (iii) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to the Back-up Servicer or its properties or by which the Back-up Servicer or its properties are bound or affected, (iv) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any material indenture, mortgage, deed of trust, contract or other instrument to which the Back-up Servicer is a party or by which it is bound or (v) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

(d)                   The execution, delivery and performance by the Back-up Servicer of this Agreement does not require the authorization, consent, or approval of, the giving of notice to, the filing or registration with, or the taking of any other action in respect of, any governmental authority or agency regulating the banking and corporate trust activities of the Back-up Servicer.

(e)                    This Agreement has been duly executed and delivered by the Back-up Servicer and constitutes the legal, valid, and binding agreement of the Back-up Servicer, enforceable in accordance with its terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency or reorganization of the Back-up Servicer and to general principles of equity.

(f)                      There is no pending or, to the best of the Back-up Servicer’s knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting the Back-up Servicer which, if decided adversely, would materially and adversely affect (i) the condition (financial or otherwise), business or operations of the Back-up Servicer, (ii) the ability of the Back-up Servicer to perform its obligations under, or the validity or enforceability of, this Agreement or any other documents or transactions contemplated hereunder, (iii) any Purchased Assets or title of the Collateral Agent or any Purchaser to any Purchased Assets or (iv) the Collateral Agent’s ability to foreclose or otherwise enforce its liens on the Receivables.

ARTICLE 3

ADMINISTRATION AND SERVICING OF RECEIVABLES

Section 3.01                  Designation and Duties of Servicer.

(a)                    The parties acknowledge and agree that the servicing, administering and collection of the Purchased Receivables and the other Purchased Assets shall be conducted by the “Servicer” designated by the Collateral Agent from time to time in accordance with Section 6.01 of the LRPA.

(b)                   Servicer Assistance.  The Servicer shall make reasonable efforts to cooperate with the Back-up Servicer to enable the Back-up Servicer to perform its duties hereunder.  The Servicer shall be required to provide to the Back-up Servicer the following: (i) information regarding the Collections and the Receivables on a daily basis, (ii) a weekly data tape with respect to the Receivables, (iii) each Settlement Report as required pursuant to Section 3.02 below, together with a monthly data tape with respect to the Receivables, (iv) a copy of the Servicer’s current Credit and Collection Policy, as amended from time to time, and (v) such periodic UCC and tax information as it may require from time to time, or access to the Servicer’s third party service providers in such respects.

Section 3.02                  Back-up Servicer.

(a)                    The parties hereby appoint BNY ASSET SOLUTIONS LLC to act as Back-up Servicer with respect to the Purchased Receivables and the other Purchased Assets.

(b)                   Prior to September 17, 2003, the Back-up Servicer shall perform the following duties and obligations (so long as the Back-up Servicer has not been designated as successor Servicer):

(i)                                On or prior to the 17th day of the month immediately preceding each related Settlement Date; provided that if in any month such day is not a Business Day, the first Business Day after such 17th day of the month (each such day, a “Determination Date”), the Back-up Servicer shall review the summary and settlement report worksheets contained in the Settlement Report and will attempt to verify that the correct balances have been inserted based solely on the formulas contained in the Settlement Report.  The Back-up Servicer shall not be required to review or verify any other information contained in the Settlement Report.  The Back-up Servicer shall notify the Servicer in writing of any disagreements with the summary and settlement report worksheets in the Settlement Report based on such review not later than the 2nd Business Day preceding the related Settlement Date to the extent such Settlement Report was received on or prior to the 17th day of the month immediately preceding the related Settlement Date and as soon as practicable if it is received after such date.

(ii)                             If the Servicer disagrees with the notice provided under paragraph (i) above by the Back-up Servicer or if the Servicer has not reconciled such discrepancy, the Back-up Servicer agrees to confer with the Servicer to resolve such disagreement as promptly as practicable and shall settle such discrepancy with the Servicer if possible, and notify the Purchasers and the Collateral Agent in writing of the resolution thereof.  The Servicer hereby agrees to cooperate at its own expense with the Back-up Servicer in reconciling any discrepancies therein.  If after the notification provided under paragraph (i) above by the Back-up Servicer and prior to the related Settlement Date, such discrepancy is not resolved, the Back-up Servicer shall promptly notify in writing the Purchasers and the Collateral Agent of the continued existence of such discrepancy.  Following receipt of such notice by the Purchasers and the Collateral Agent, the Servicer shall deliver to the Purchasers, the Collateral Agent and the Back-up Servicer no later than two Business Days after such receipt, a certificate describing the nature and amount of such discrepancy and the actions the Servicer proposes to take with respect thereto.

(c)                    From September 17, 2003 and thereafter, the Back-up Servicer, prior to becoming the successor Servicer, shall perform the following duties and obligations, and, to the extent applicable to it, the Servicer agrees as follows:

(i)                                The Back-up Servicer shall accurately record the Purchased Receivables and other Purchased Assets in its records upon receipt of such information from the Servicer.

(ii)                             Promptly on receipt of the daily information received from the Servicer in respect of the Collections and the Accounts, the Back-up Servicer shall record such information in its records.

(iii)                          Promptly on receipt of the weekly data tape received from the Servicer with respect to the Purchased Receivables, the Back-up Servicer shall review such data tape and attempt to reconcile the Outstanding Balances with those in its records.

(iv)                         As soon as practicable following each Determination Date (but in no event later than 2 Business Days following such Determination Date), the Back-up Servicer shall review the summary and settlement report worksheets contained in the Settlement Report and will verify that the correct balances have been inserted based solely on the formulas contained in the Settlement Report.  As soon as practicable following each Determination Date (but in no event later than 2 Business Days following such Determination Date), the Back-up Servicer shall review the monthly data tape provided by the Servicer with respect to the Receivables.

(v)                            The Back-up Servicer shall notify the Servicer, the Collateral Agent and the Purchasers in writing of any disagreements with the summary and settlement report worksheets in the Settlement Report based on such review or of any discrepancies with respect to the monthly data tape not later than the third Business Day preceding the related Settlement Date to the extent such Settlement Report or monthly data tape was received on or prior to the related Determination Date and as soon as practicable if it is received after such date.

(vi)                         If the Servicer disagrees with the notice provided under paragraph (v) above by the Back-up Servicer or if the Servicer has not reconciled such discrepancy, the Back-up Servicer agrees to confer with the Servicer to resolve such disagreement as promptly as practicable and shall settle such discrepancy with the Servicer if possible, and notify the Collateral Agent and the Purchasers in writing of the resolution thereof.  The Servicer hereby agrees to cooperate at its own expense with the Back-up Servicer in reconciling any discrepancies therein.  If after the notification provided under paragraph (v) above by the Back-up Servicer and prior to the related Settlement Date, such discrepancy is not resolved, the Back-up Servicer shall promptly notify in writing the Purchasers and the Collateral Agent of the continued existence of such discrepancy.  Following receipt of such notice by the Purchasers and the Collateral Agent, the Servicer shall deliver to the Purchasers, the Collateral Agent and the Back-up Servicer no later than two Business Days after such receipt, a certificate describing the nature and amount of such discrepancy and the actions the Servicer proposes to take with respect thereto.

(vii)                      On a quarterly basis, beginning on the Settlement Date occurring in January 2004, the Back-up Servicer shall prepare a duplicate Settlement Report for the prior month from the Back-up Servicer’s records.  Such duplicate Settlement Report shall be delivered to the Collateral Agent on the Settlement Date.

(d)                   The Back-up Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement and the LRPA, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Back-up Servicer hereunder.  Without limiting the generality of the foregoing, the Back-up Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer.  The Back-up Servicer shall have no liability for any act or omission of the Servicer.  Neither the Back-up Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses which result from the gross negligence or willful misconduct of it or them.

Section 3.03                  Back-up Servicing Fee.    On each Settlement Date prior to September 17, 2003, as full compensation for its servicing activities under Section 3.02(b) hereof and under the ING Purchase Agreement, the Back-up Servicer shall be entitled to receive a fee (the “Back-up

Servicing Fee”) in an amount equal to 0.04% times the Discounted Receivables Balance as of the last day of the prior calendar month times one twelfth.  Notwithstanding the foregoing, if the Back-up Servicer becomes the Servicer under the LRPA, the Back-up Servicer shall be entitled solely to payment by the Seller of the “Servicing Fee” specified and defined in the LRPA for performance of its duties as Servicer and shall no longer receive the Back-up Servicing Fee.  On each Settlement Date after September 17, 2003, as full compensation for its servicing activities under Section 3.02(c) hereof, the Back-up Servicer shall be entitled to receive a fee (the “Enhanced Back-up Servicing Fee”) in an amount equal to 0.07% times the Discounted Receivables Balance as of the last day of the prior calendar month times one twelfth.  Notwithstanding the foregoing, if the Back-up Servicer becomes the Servicer under the LRPA, the Back-up Servicer shall be entitled solely to payment by the Seller of the “Servicing Fee” specified and defined in the LRPA for performance of its duties as Servicer and shall no longer receive the Enhanced Back-up Servicing Fee.

Section 3.04                  Indemnity for Liability Claims.  The Seller hereby agrees to indemnify, defend and hold harmless the Back-up Servicer (which shall include any of its directors, members, managers, employees, officers and agents) (in its role as Back-up Servicer hereunder and as successor Servicer under the LRPA ) against and from any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from this Agreement, the Sale Agreement, the LRPA and the ING Purchase Agreement to the extent not paid by the Servicer pursuant to the LRPA.  The Back-up Servicer shall not be entitled to any indemnification for any cost, expense, loss, damage or liability arising out of or resulting from the willful misconduct or gross negligence of the Back-up Servicer or its directors, members, managers, employees, officers or agents. Indemnification under this Section 3.04 shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation reasonably incurred.

Section 3.05                  Termination or Resignation of Servicer; Back-up Servicer as Successor;  Indemnification of Back-up Servicer.

(a)                    Upon termination of the Servicer pursuant to Section 6.01 of each of the Sale Agreement and the LRPA or the Servicer’s resignation pursuant to Section 6.09 of each of the Sale Agreement and the LRPA, the Back-up Servicer shall be the successor in all respects to the Servicer in its capacity as servicer under the Sale Agreement and the LRPA (including the right to withdraw funds from the Collection Account to the extent permitted under Section 6.11 of the LRPA), and shall be subject to all the responsibilities, duties and liabilities of the Servicer pursuant to each of the Sale Agreement and the LRPA; provided, however, that BNY Asset Solutions LLC, shall not be responsible for, and shall have no liability with respect to, the acts or omissions of the Servicer or any prior servicer occurring prior to the time that BNY Asset Solutions LLC becomes the Servicer under the Sale Agreement and the LRPA; and, provided further, that before becoming subject to all the responsibilities, duties and liabilities of the Servicer under the Sale Agreement and the LRPA, the Back-up Servicer may require that satisfactory indemnity or other security be furnished to protect it against all liability, except liability which is adjudicated to have resulted from its gross negligence or willful misconduct.  As compensation for its activities as Servicer, the Back-up Servicer shall be entitled to the Servicing Fee, payable out of the Collection Account.

(b)                   If the Back-up Servicer shall become the Servicer under the Sale Agreement and the LRPA, the Back-up Servicer shall service and administer the Purchased Receivables and the other Purchased Assets and perform all of its duties thereunder in accordance with customary and usual procedures employed by institutions servicing commercial loans, which institutions are considered prudent by the Back-up Servicer, and in accordance with the Back-up Servicer’s own customary practices, or if a higher standard, the highest degree of skill and attention that the Back-up Servicer exercises with respect to contracts comparable to the Contracts that the Back-up Servicer services for itself (the “Servicing Standard”). Notwithstanding any contrary provision contained herein, for so long as the Back-Up Servicer is acting as Servicer, its responsibilities as Servicer shall be deemed to have been discharged it if has complied with the Servicing Standard in the performance of such responsibilities.

(c)                    BNY Asset Solutions LLC may, if for any reason BNY Asset Solutions LLC shall be unwilling to act as Back-up Servicer, or shall, if it shall be legally unable so to act, appoint, or petition a court of competent jurisdiction to appoint, any established financial institution reasonably acceptable to the Purchasers and the Collateral Agent, whose regular business shall include the servicing of contracts comparable to the Purchased Receivables, as the successor to the Servicer under the LRPA.  BNY Asset Solutions LLC shall act as Back-up Servicer until a successor is appointed in accordance herewith.  In connection with such appointment, the Collateral Agent may make such arrangements for the compensation of such successor, out of payments on the Purchased Receivables, as it and such successor shall agree; provided, however, that the Back-Up Servicing Fee shall not be in excess of the rate set forth in Section 3.03 above unless approved in writing by the Purchasers and the Collateral Agent.

(d)                   If the Back-up Servicer becomes the successor Servicer, it may at any time resign and be discharged from the trusts hereby created by giving at least 60 days’ written notice thereof to the Purchasers and the Collateral Agent, which resignation will not become effective until such time as a successor Servicer has been appointed in accordance with the provisions of Section 6.01 of the LRPA and this Section 3.05(d).  Upon receiving such notice of resignation, the Collateral Agent shall promptly appoint a successor Servicer, acceptable to the Purchasers, by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Servicer and one copy to the successor Servicer.  If no successor Servicer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the Collateral Agent shall petition any court of competent jurisdiction for the appointment of a successor Servicer.

(e)                    If the Back-up Servicer is acting as Servicer, the Back-up Servicer will indemnify, defend and hold harmless the Seller, the former Servicer, the Purchasers and the Collateral Agent against any and all costs, losses, liabilities, obligations, expenses, claims, damages, injuries, penalties, actions, suits and judgments arising out of (i) a breach of the representations and warranties of the Back-up Servicer hereunder or (ii) arising out of the willful misconduct or gross negligence of the Back-up Servicer in performing its duties as successor Servicer hereunder provided, however, that the Back-up Servicer shall have no obligation to indemnify any Person for any cost, loss, liability, obligation, expense, claim, damage, injury, penalty, action, suit or judgment arising out of the gross negligence or willful misconduct of such Person or for any loss or damage which is in the nature of consequential or indirect loss or damage.

(f)                      Indemnification under this Section 3.05 shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation reasonably incurred.  If the Back-up Servicer, acting as successor Servicer has made any indemnity payments to the Seller, the Purchasers or the Collateral Agent pursuant to this Section 3.05 and such party thereafter collects any of such amounts from others, such party will promptly repay such amounts collected to the Back-up Servicer, without interest.

(g)                   Notwithstanding any other provision of this Agreement, in the event that BNY Asset Solutions LLC acts as the servicer in accordance with Article VI of the LRPA, it shall be entitled to terminate any existing subservicing agreements and perform the duties required of the Servicer by entering into one or more subservicing agreements with a subservicer selected by it in accordance with the Servicing Standard.  If so directed by the Back-up Servicer, the Collateral Agent shall pay any subservicing fees directly to any such subservicer engaged by the Back-up Servicer, solely with funds available to pay the Servicing Fee pursuant to Section 6.11 of the LRPA.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01                  Amendment.  This Agreement may be amended from time to time by the written agreement of all parties hereto.

Section 4.02                  Counterparts.  For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

Section 4.03                  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY STATE.

Section 4.04                  Waiver of Jury Trial.  The parties hereto each hereby waive any right to have a jury participate in resolving any dispute, sounding in contract, tort, or otherwise arising out of, connected with, related to, or in connection with this agreement.  Instead, any dispute resolved in court will be resolved in a bench trial without a jury.

Section 4.05                  Notices.  All demands, notices, instructions, directions and communications hereunder (other than periodic communications the distribution of which is specifically described herein) shall be in writing, personally delivered or mailed by overnight courier, and shall be deemed to have been duly given upon receipt  (a) in the case of the Servicer, at 60 State Street, Boston, Massachusetts, 02109-1803, (b) in the case of the Seller, to HPSC Bravo Funding, LLC, at 60 State Street, Boston, Massachusetts, 02109-1803, (c) in the case of Triple-A, 113 King Street, Armonk, NY 10504, (d) in the case of Merrill, 4 WFCN, 10th Floor, New York, NY 10080, (e) in the case of the Back-up Servicer, at 600 E. Las Colinas Blvd., Suite 1300,

Irving, Texas 75039, and (f) in the case of Collateral Agent, 113 King Street, Armonk, NY 10504.

Section 4.06                  Severability of Provisions.  If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the LRPA or the ING Purchase Agreement.

Section 4.07                  Binding Effect.  This Agreement shall inure to the benefit of, and shall be binding upon the Servicer, the Back-up Servicer, the Seller, the Purchasers and the Collateral Agent and their respective successors and permitted assigns, subject, however, to the limitations contained in this Agreement.

Section 4.08                  Survival of Agreement.  All covenants, agreements, representations and warranties made herein and in the other documents delivered pursuant hereto shall continue in full force and effect until payment in full of the Purchased Receivables and all amounts owing to the Collateral Agent, the Purchasers under the LRPA.

Section 4.09                  Captions.  The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

Section 4.10                  Exhibits.  The exhibits to this Agreement are hereby incorporated herein and made a part hereof and are an integral part of this Agreement.

IN WITNESS WHEREOF, the Seller, the Servicer, the Purchasers, the Collateral Agent and the Back-up Servicer have caused this Agreement to be duly executed by their respective officers, all as of the day and year first above written.

HPSC BRAVO FUNDING, LLC, as Seller

By:	/s/ Rene Lefebvre
Name: Rene Lefebvre
Title: Manager

HPSC, INC., as Servicer

By:	/s/ Rene Lefebvre
Name: Rene Lefebvre
Title: CFO

MERRILL LYNCH COMMERCIAL FINANCE CORP., as a Purchaser

By:	/s/ Andrew J. Coon
Name: Andrew J. Coon
Title: Director

TRIPLE-A ONE FUNDING CORPORATION, as a Purchaser

By:	/s/ John Dare
Name: John Dare
Title: Managing Director

MBIA INSURANCE CORPORATION, as Collateral Agent

By:	/s/ Glenn H. Roder
Name: Glenn H. Roder
Title: Vice President

BNY ASSET SOLUTIONS LLC, as Back-up Servicer

By:	/s/ Michael F. Cocanougher
Name: Michael F. Cocanougher
Title: Managing Director

[Signature Page to Back-up Servicing Agreement]